Exhibit 10.6

INTERNATIONAL COMMERCIAL OPERATIONS AGREEMENT

BY AND AMONG

BAXALTA WORLD TRADE LLC

BAXALTA GMBH

BAXALTA HOLDING B.V.

BAXTER WORLD TRADE CORPORATION

BAXTER HEALTHCARE SA

AND

BAXTER HOLDING B.V.

DATED AS OF JUNE 30, 2015

i

THIS INTERNATIONAL COMMERCIAL OPERATIONS AGREEMENT, dated as of June 30, 2015, is by and among Baxalta World Trade LLC, a limited liability company organized under the laws of Delaware, United States of America (“Baxalta US”), Baxalta GmbH, a limited liability company organized under the laws of Switzerland (“Baxalta Swiss”), Baxalta Holding B.V., a private company with limited liability organized under the laws of the Netherlands (“Baxalta Netherlands” and, together with Baxalta US and Baxalta Swiss, “Baxalta Parties”), Baxter World Trade Corporation, a corporation organized under the laws of Delaware, United States of America (“Baxter US”), Baxter Healthcare SA, a stock company organized under the laws of Switzerland (“Baxter Swiss”) and Baxter Holding B.V., a private company with limited liability organized under the laws of the Netherlands (“Baxter Netherlands” and, together with Baxter US and Baxter Swiss, “Baxter Parties”).

RECITALS:

WHEREAS, Baxter International Inc., a Delaware corporation (“Baxter”) announced its plan to separate (the “Separation”) into two publicly traded companies, one focused on lifesaving medical products and the other focused on developing and marketing innovative biopharmaceuticals. The medical products company shall retain the Baxter name. The biopharmaceuticals company will be named Baxalta Incorporated, a Delaware corporation (“Baxalta”);

WHEREAS, in connection with the Separation, Baxter and Baxalta have entered into a Separation and Distribution Agreement (as may be amended from time to time, the “Separation and Distribution Agreement”) to govern the overall terms of the Separation;

WHEREAS, Baxter is the direct or indirect parent of each entity holding Assets (as defined in the Separation and Distribution Agreement) or Liabilities (as defined in the Separation and Distribution Agreement) of a Deferred Baxalta Local Business (as defined in the Separation and Distribution Agreement), including those listed on Schedule 1.01 (each, a “Baxter Local Entity”);

WHEREAS, Baxter and Baxalta have agreed that the Baxalta Assets and the Baxalta Liabilities of the Baxalta Business (each as defined in the Separation and Distribution Agreement) conducted by the Baxter Local Entities shall be transferred, directly or indirectly, to a Baxalta Local Entity;

WHEREAS, in accordance with the terms of the Separation and Distribution Agreement, due to the requirements of applicable Laws, the need to obtain certain Consents (as defined in the Separation and Distribution Agreement) from local Governmental Authorities (as defined in the Separation and Distribution Agreement) or for other business reasons, Baxter and Baxalta have agreed (a) to defer until after the Distribution Date (as defined in the Separation and Distribution Agreement) the direct or indirect transfer of the Assets and the assumption of the Liabilities of each Deferred Baxalta Local Business and (b) to cause certain funds to be transferred between Baxter US and Baxalta US, Baxter Swiss and Baxalta Swiss, and Baxter Netherlands and Baxalta Netherlands, in each case in accordance with the terms and conditions of this Agreement; and

WHEREAS, for U.S. federal Income Tax purposes, the Parties intend for the (a) transfer of payments between Baxter US and Baxalta US, (b) transfers of Assets or payments between Baxter Swiss and Baxalta Swiss and (c) transfers of Assets or payments between Baxter Netherlands and Baxalta Netherlands, to be treated as occurring on the same date as the date of the US Agreement, the Swiss Agreement and the Dutch Agreement, respectively.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement (as defined herein), the Parties (as defined herein) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Reference is made to Section 9.15 of the Separation and Distribution Agreement (as incorporated by reference in Section 6.01 of this Agreement) regarding the interpretation of certain words and phrases used in this Agreement. Capitalized terms defined in this Agreement shall have the meanings set forth herein; provided that, as and to the extent the context requires, any capitalized terms within definitions otherwise incorporated by reference from the Separation and Distribution Agreement shall have the meanings set forth in the Separation and Distribution Agreement. Capitalized terms used herein (or within any definition in the Separation and Distribution Agreement) but not otherwise defined herein shall have the meanings set forth in the Separation and Distribution Agreement.

“Accounts Payable” has the meaning set forth in Schedule 2.05(b).

“Accounts Receivable” has the meaning set forth in Schedule 2.05(b).

“Accrued Taxes” has the meaning set forth in Schedule 2.05(b).

“Actual Tax Amount” has the meaning set forth in Schedule 2.05(b).

“Additional Income Taxes” has the meaning set forth in Section 3.06(b).

“Adjusted Actual Tax Amount” has the meaning set forth in Schedule 2.05(b).

“Aggregate Modified Net Working Capital Adjustment Amount” has the meaning set forth in Schedule 2.05(b).

“Aggregate Net Income Amount” has the meaning set forth in Schedule 2.05(b).

“Agreement” means this International Commercial Operations Agreement and each of the Schedules hereto.

“Baxalta” has the meaning set forth in the Recitals.

“Baxalta Brazil” has the meaning set forth in Section 3.02(a)(ii).

“Baxalta China” has the meaning set forth in Section 3.02(a)(i).

“Baxalta India” has the meaning set forth in Section 3.02(a)(i).

“Baxalta Local Entity” means each Baxalta Subsidiary (which, for the avoidance of doubt, may include each Baxalta Party) or designee that acquires legal title to any Assets or Liabilities of a Deferred Baxalta Local Business or the equity interests of a Transferring Entity in accordance with the terms of this Agreement.

“Baxalta Malaysia” has the meaning set forth in Section 3.02(a)(i).

“Baxalta Netherlands” has the meaning set forth in the Preamble.

“Baxalta Swiss” has the meaning set forth in the Preamble.

“Baxalta Party” or “Baxalta Parties” has the meaning set forth in the Preamble.

“Baxalta US” has the meaning set forth in the Preamble.

“Baxter” has the meaning set forth in the Recitals.

“Baxter Brazil” means Baxter Hospitalar Ltda.

“Baxter China” means Baxter Healthcare Trading (Shanghai) Co., Ltd.

“Baxter India” means Baxter (India) Private Limited.

“Baxter Local Entity” has the meaning set forth in the Recitals.

“Baxter Malaysia” means Baxter Healthcare (Malaysia) Sdn Bhd.

“Baxter Netherlands” has the meaning set forth in the Preamble.

“Baxter Party” or “Baxter Parties” has the meaning set forth in the Preamble.

“Baxter Swiss” has the meaning set forth in the Preamble.

“Baxter US” has the meaning set forth in the Preamble.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by Law or executive order to be closed.

“CPR” has the meaning set forth in Section 5.02.

“Deferred Baxalta Business Report” has the meaning set forth in Section 2.04(a).

“Dispute” has the meaning set forth in Section 5.01.

“Dispute Notice” has the meaning set forth in Section 5.02.

“Distribution” has the meaning set forth in Schedule 2.05(b).

“Dutch Aggregate Net Income Amount” has the meaning set forth in Schedule 2.05(b).

“Dutch Agreement” means the Conveyance and Assumption Instrument by and between Baxter Netherlands and Baxalta Netherlands entered into consistent with the terms of the Separation and Distribution Agreement.

“Dutch Local Entity” means, except for Baxter Swiss and the Swiss Group, each Baxter Local Entity owned directly or indirectly by Baxter Netherlands.

“Dutch Group” means, collectively, the Dutch Local Entities.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into by and between Baxter and Baxalta in connection with the Separation, the Distribution or the other transactions contemplated by the Separation and Distribution Agreement.

“Exchange Rate” means, at any time, Baxter’s most recent monthly transaction rate, as determined in the ordinary course of business consistent with past practice.

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“Income Tax” has the meaning set forth in the Tax Matters Agreement.

“Independent Accounting Firm” has the meaning set forth in Section 2.06(d).

“International Operations Transition Period” means the period commencing on the Effective Time and ending on the Termination Date.

“Inventory” has the meaning set forth in Schedule 2.05(b).

“Local Closing” has the meaning set forth in Section 3.01.

“Local Closing Date” has the meaning set forth in Section 3.01.

“Local Currency” has the meaning set forth in Section 3.02(b).

“Modified Net Working Capital” has the meaning set forth in Schedule 2.05(b).

“Modified Net Working Capital Adjustment Amount” has the meaning set forth in Schedule 2.05(b).

“Net Income Amount” has the meaning set forth in Schedule 2.05(b).

“Net Income Dispute Notice” has the meaning set forth in Section 2.06(b)(ii).

“Notice” means any written notice, request demand or other communication specifically referencing this Agreement and given in accordance with Section 6.03.

“NWC Closed Baxter Local Entity” has the meaning set forth in Schedule 2.05(b).

“Parties” means the Baxter Parties and the Baxalta Parties.

“Profit Determination” has the meaning set forth in Schedule 2.05(b).

“Purchase Price Loan” has the meaning set forth in Section 3.02(a)(iii).

“Report” has the meaning set forth in Section 2.06(a)(ii).

“Restructuring” has the meaning set forth in Section 3.06(c).

“Restructuring Income Taxes” has the meaning set forth in Section 3.06(c).

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Swiss Aggregate Net Income Amount” has the meaning set forth in Schedule 2.05(b).

“Swiss Agreement” means the Conveyance and Assumption Instrument by and between Baxter Swiss and Baxalta Swiss entered into consistent with the terms of the Separation and Distribution Agreement.

“Swiss Local Entity” means any Baxter Local Entity owned directly or indirectly by Baxter Swiss.

“Swiss Group” means, collectively, the Swiss Local Entities.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into by and between Baxter and Baxalta or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by the Separation and Distribution Agreement.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Termination Date” means the date that is the second anniversary of the Distribution Date; provided that, to the extent a Local Closing has not been initiated before the date that is ninety (90) days prior to the Termination Date as a result of the failure of Baxalta and its Affiliates to receive necessary regulatory approvals despite the use of commercially reasonable efforts by them to obtain such approvals, then the “Termination Date” shall be extended by an additional one-year period. For the avoidance of doubt, additional one-year extensions (following the first or any later one-year extensions) will further extend the Termination Date to the extent that a Local Closing has not been initiated before the date that is ninety (90) days prior to the then-current Termination Date as a result of the failure of Baxalta and its Affiliates to receive necessary regulatory approvals despite the use of commercially reasonable efforts by them to obtain such approvals.

“Transferring Entity” means an entity formed or acquired by a Baxter Party or such other Baxter Subsidiary designated by a Baxter Party for the purpose of acquiring the Assets and assuming the Liabilities of the Deferred Baxalta Local Business of a Baxter Local Entity, the equity interests of which shall transfer to a Baxalta Party or a Baxalta Local Entity as part of a Local Closing following the transfer of such Assets and the assumption of such Liabilities, including each of Baxalta China, Baxalta India, Baxalta Malaysia and Baxalta Brazil.

“Transfer Taxes” has the meaning set forth in the Tax Matters Agreement.

“Unresolved Disputes” has the meaning set forth in Section 2.06(d).

“US Aggregate Net Income Amount” has the meaning set forth in Schedule 2.05(b).

“US Agreement” means the Conveyance and Assumption Instrument by and between Baxter US and Baxalta US entered into consistent with the terms of the Separation and Distribution Agreement.

“US Local Entity” means, except for Baxter Netherlands, the Dutch Group, Baxter Swiss and the Swiss Group, any Baxter Local Entity owned directly or indirectly by Baxter US.

“US Group” means, collectively, the US Local Entities.

“Valuation Firm” has the meaning set forth in Section 3.05(a).

ARTICLE II

INTERNATIONAL TRANSITION PERIOD

Section 2.01 Legal Title. Upon the consummation of each Local Closing pursuant to Article III, legal title to all of the Baxalta Assets that are held at such time by each Baxter Local Entity with respect to such Local Closing, and all of the Baxalta Liabilities of any Baxter Local Entity with respect to such Local Closing that are outstanding at such time, shall transfer to the applicable Baxalta Local Entity upon such Local Closing. Until such time, legal title to such Baxalta Assets and Baxalta Liabilities shall remain with the applicable Baxter Local Entity. Each of the Swiss Agreement and the Dutch Agreement contain an obligation on Baxter Swiss and Baxter Netherlands, respectively, to transfer all of the Baxalta Assets and Baxalta Liabilities to Baxalta Swiss and Baxalta Netherlands, respectively.

Section 2.02 Treatment of Deferred Baxalta Local Businesses.

(a) From and after the Effective Time until the consummation of the applicable Local Closing pursuant to Article III: (i) the Deferred Baxalta Local Businesses shall be held by the applicable Baxter Local Entity on behalf of and for the benefit of Baxalta or, where applicable, a Baxalta Subsidiary or designee; (ii) Baxter, a Baxter Local Entity or, where applicable, a designee shall pay, perform and discharge fully when due and payable the Liabilities of the Deferred Baxalta Local Businesses; and (iii) insofar as reasonably practicable and to the extent permitted by applicable Law, Baxter, a Baxter Local Entity or, where applicable, a designee shall manage and operate each Deferred Baxalta Local Business in accordance with this Agreement and take such other actions as may reasonably be requested by a Baxalta Party so that all of the rewards and Liabilities attributable to the Deferred Baxalta Local Businesses, including use, risk of loss, potential for gain, and control over such Deferred Baxalta Local Businesses, shall inure from and after the Effective Time to Baxalta or, where applicable, a Baxalta Subsidiary or designee.

(b) If, after giving effect to the transactions contemplated by this Agreement, the Parties determine that the intent of the Parties set forth in Section 2.02(a) has not been achieved, the Parties shall use their commercially reasonable efforts to mutually agree upon alternative arrangements to implement the purposes and intent of the Parties set forth in Section 2.02(a).

Section 2.03 Operation of Deferred Baxalta Local Businesses.

(a) Subject to the terms and conditions of the Employee Matters Agreement, each Baxter Party shall use, or cause the applicable Baxter Local Entity to use, commercially reasonable efforts until the applicable Local Closing to manage and operate each Deferred Baxalta Local Business as may reasonably be requested by a Baxalta Party from time to time. Unless otherwise instructed by a Baxalta Party, each Baxter Party shall cause each Baxter Local Entity to operate the applicable Deferred Baxalta Local Business in a manner that is based on past practice and that is substantially similar in nature, quality and timeliness to the analogous operations conducted by the applicable Baxter Local Entity prior to the Effective Time. Each Baxter Party shall cause each applicable Baxter Local Entity to perform its duties and responsibilities hereunder in good faith.

(b) Until each Local Closing, Baxalta: (i) shall be subject to all of the risks and burdens associated with all distributions, shipments and sales of Baxalta Products made by a Baxter Party or the applicable Baxter Local Entity to Third Party customers, including risk of loss of Baxalta Product, product liability claims and failure of collection of any accounts receivable arising from sales of Baxalta Products to Third Party customers; (ii) shall be entitled to all benefits generated by all sales of Baxalta Products made by a Baxter Party or the applicable Baxter Local Entity to Third Party customers; and (iii) shall direct all marketing, sales and pricing functions for Baxalta Products, including price modifications and rebates, in accordance with applicable Laws.

(c) Nothing in this Agreement shall require any Baxter Party (or any other Person) to cause any Baxter Local Entity to operate any Deferred Baxalta Local Business to the extent the manner of such operations would constitute a violation of applicable Laws, Baxter’s (or any Baxter Local Entity’s) policies or internal compliance guidelines or requirements or any existing Contract with a Third Party. If any Baxter Party is or becomes aware of any such restriction on a Baxter Local Entity, such Baxter Party shall use commercially reasonable efforts to promptly provide Notice of any such restriction to the Baxalta Parties. The Parties agree to cooperate and use commercially reasonable efforts to obtain any necessary Consents required under any existing Contract with a Third Party to allow a Baxter Local Entity to operate the applicable Deferred Baxalta Local Business in accordance with the standards set forth in this Section 2.03. If the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Consent or the operation of a Deferred Baxalta Local Business by a Baxter

Local Entity would constitute a violation of applicable Laws or Baxter’s (or any Baxter Local Entity’s) policies or internal compliance guidelines or requirements or any existing Contract with a Third Party, the Baxter Parties shall use commercially reasonable efforts in good faith to cause the Baxter Local Entity to operate the applicable Deferred Baxalta Local Business in a manner as closely as possible to the standards described in this Section 2.03 that would apply absent the exception provided for in the first sentence of this Section 2.03(c).

Section 2.04 Deferred Baxalta Business Report.

(a) Not later than forty-five (45) days after the Distribution Date, the Baxter Parties shall prepare and deliver to the Baxalta Parties a financial report (the “Deferred Baxalta Business Report”) setting forth the Baxalta Assets and Baxalta Liabilities of each Deferred Baxalta Local Business held by each Baxter Local Entity as of the Effective Time. The Deferred Baxalta Business Report shall be prepared on a country-by-country basis in the applicable Local Currency in accordance with the principles used in the Baxalta Pro Forma Balance Sheet, using GAAP applied on a basis consistent to the extent such Baxalta Pro Forma Balance Sheet was prepared in accordance with GAAP, and with the same level of detail as used by Baxter in the preparation of Baxter’s monthly financial reporting package and the standard financial reports used by Baxter on the Distribution Date.

(b) If the Baxalta Parties disagree with any amount set forth in the Deferred Baxalta Business Report, the Baxalta Parties shall give Notice to the Baxter Parties within fifteen (15) days of receipt of the Deferred Baxalta Business Report stating the specific reasons for their disagreement. If the Baxter Parties and Baxalta Parties are unable to resolve any disagreement, the disagreement shall be resolved pursuant to the procedures set forth in Section 2.06(d) and Section 2.06(e).

Section 2.05 Aggregate Net Income Amount.

(a) Subject to Section 2.06 and Section 2.07, if on a monthly basis during the International Operations Transition Period, in connection with the operation of the Deferred Baxalta Local Businesses during such period:

(i) the Swiss Aggregate Net Income Amount is a positive number, Baxter Swiss (on behalf of the Swiss Group) shall remit to Baxalta Swiss the Swiss Aggregate Net Income Amount; or

(ii) the Swiss Aggregate Net Income Amount is a negative number, Baxalta Swiss shall remit to Baxter Swiss (on behalf of the Swiss Group) the Swiss Aggregate Net Income Amount; and

(iii) the Dutch Aggregate Net Income Amount is a positive number, Baxter Netherlands (on behalf of the Dutch Group) shall remit to Baxalta Netherlands the Netherlands Aggregate Net Income Amount; or

(iv) the Dutch Aggregate Net Income Amount is a negative number, Baxalta Netherlands shall remit to Baxter Netherlands (on behalf of the Dutch Group) the Dutch Aggregate Net Income Amount; and

(v) the US Aggregate Net Income Amount is a positive number, Baxter US (on behalf of the US Group) shall remit to Baxalta US the US Aggregate Net Income Amount; or

(vi) the US Aggregate Net Income Amount is a negative number, Baxalta US shall remit to Baxter US (on behalf of the US Group) the US Aggregate Net Income Amount.

(b) The Aggregate Net Income Amount (and, accordingly, each of the Swiss Aggregate Net Income Amount, the Dutch Aggregate Net Income Amount and the US Aggregate Net Income Amount) shall be calculated in accordance with the principles set forth on Schedule 2.05(b).

Section 2.06 Reporting; Disputes; Aggregate Net Income Amount Mechanics.

(a) Not later than the eighth (8th) Business Day of each calendar month during the International Operations Transition Period (or, if later, the eighth (8th) Business Day following delivery of the Deferred Baxalta Business Report in accordance with the terms of Section 2.04(a)), and, in the calendar month immediately following the last calendar month of the International Operations Transition Period if the results of all operations of each Deferred Baxalta Local Business prior to the expiration of the International Operations Transition Period have not been included in the Aggregate Net Income Amount for a prior calendar month, the Baxter Parties shall prepare and deliver to the Baxalta Parties in writing, for each Baxter Local Entity for which a Local Closing has not occurred, or for which a Local Closing has occurred but for which the results of all operations of the Deferred Baxalta Local Business prior to such Local Closing have not been included in the Aggregate Net Income Amount for a prior calendar month, in each case attributable to the Deferred Baxalta Local Business operated by the applicable Baxter Local Entity for the prior calendar month, each of the following:

(i) a profit and loss statement and a balance sheet; provided, however, that a balance sheet shall only be prepared and delivered in each calendar month for which the calculation of the Aggregate Net Income Amount of the prior calendar month includes an adjustment for the Aggregate Modified Net Working Capital Adjustment Amount; and

(ii) a report (each, a “Report”) setting forth the Aggregate Net Income Amount, the Swiss Aggregate Net Income Amount, the Dutch Aggregate Net Income Amount and the US Aggregate Net Income Amount.

Each profit and loss statement and balance sheet and Report shall be prepared in accordance with the principles set forth on Schedule 2.05(b). Each profit and loss statement and balance sheet shall include amounts specifically identifiable to the Deferred Baxalta Local Business or allocated to the Deferred Baxalta Local Business in accordance with the principles set forth on Schedule 2.05(b), segregated in unique accounts within each Baxter Local Entity’s financial systems.

(b) Within ten (10) days after the delivery of each Report, the Baxalta Parties shall deliver to the Baxter Parties a Notice in which the Baxalta Parties shall either:

(i) agree in writing with the Aggregate Net Income Amount (and, accordingly each of the Swiss Aggregate Net Income Amount, the Dutch Aggregate Net Income Amount and the US Aggregate Net Income Amount), in which case such calculation shall be final and binding on the Parties; or

(ii) dispute the Aggregate Net Income Amount (or any component thereof) by delivering to the Baxter Parties a Notice (a “Net Income Dispute Notice”) setting forth in reasonable detail the basis for such dispute and certifying that such disputed Aggregate Net Income Amount is being disputed in good faith.

For purposes of this Section 2.06(b), the Baxalta Parties may only deliver a Net Income Dispute Notice on the basis that the Baxter Parties’ calculation of the Aggregate Net Income Amount (or any component thereof): (1) was not in accordance with the principles set forth on Schedule 2.05(b); or (2) contains mathematical errors in its calculation.

(c) If the Baxalta Parties fail to provide a Net Income Dispute Notice within ten (10) days after delivery of the Report, then the Baxalta Parties shall be deemed to have irrevocably accepted the Aggregate Net Income Amount (and, accordingly each of the Swiss Aggregate Net Income Amount, the Dutch Aggregate Net Income Amount and the US Aggregate Net Income Amount), in which case, the Aggregate Net Income Amount (and, accordingly each of the Swiss Aggregate Net Income Amount, the Dutch Aggregate Net Income Amount and the US Aggregate Net Income Amount) shall be final and binding on the Parties.

(d) If the Baxalta Parties timely deliver a Net Income Dispute Notice to the Baxter Parties or there is otherwise a dispute between the Parties with respect to the matters set forth in Section 2.04(b) or with respect to any of the information delivered pursuant to Section 2.06, then the Baxter Parties and the Baxalta Parties shall attempt in good faith, for a period of thirty (30) days, to resolve the dispute between the Parties. Any resolution by the Baxter Parties and the Baxalta Parties during such thirty (30) day period as to any items in dispute shall be final and binding on the Parties. If the Baxter Parties and the Baxalta Parties do not resolve all such items in dispute by the end of such thirty (30) day period, then the Baxter Parties and the Baxalta Parties shall engage a mutually agreeable independent accounting firm of recognized international standing (or such other firm as agreed by the Parties), which firm is not the regular auditing firm of either Baxter or Baxalta, and shall submit to such independent accounting firm the remaining items in dispute (the “Unresolved Disputes”) for resolution. If the Baxter Parties and the Baxalta Parties are unable to jointly select such independent accounting firm within fifteen (15) days after such thirty (30) day period, the Baxter Parties, on the one hand, and the Baxalta Parties, on the other hand, shall each select an independent accounting firm of recognized international standing and each such selected accounting firm shall select a third independent accounting firm of recognized international standing, which firm is not the regular auditing firm of either Baxter or Baxalta (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”). The Independent Accounting Firm shall act as an accounting expert, but not as an arbitrator, to determine based solely on the provisions of this Section 2.06 (or Section 2.04(b)) and the presentations by the Baxter Parties and the Baxalta Parties, and not by independent review, only the Unresolved Disputes and only as to whether such amounts were arrived at in conformity with Section 2.06 and Schedule 2.05(b) (or Section 2.04(b)). The Baxter Parties and the Baxalta

Parties shall instruct the Independent Accounting Firm to render its determination with respect to the Unresolved Disputes in a written report that specifies the conclusions of the Independent Accounting Firm as to each Unresolved Dispute. The Baxter Parties and the Baxalta Parties shall each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within ten (10) days after referral of the Unresolved Disputes to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm’s determination as set forth in its report shall be final and binding on the Parties. The fees and expenses of the Independent Accounting Firm shall be allocated by the Independent Accounting Firm between the Baxter Parties and the Baxalta Parties based on the relative merits of their respective positions in respect of the Unresolved Dispute.

(e) For purposes of complying with this Section 2.06, the Baxter Parties and the Baxalta Parties shall furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the Unresolved Dispute as the Independent Accounting Firm may request and are available to such Parties (or their independent public accountants) and shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Unresolved Dispute and to discuss any items relating to the Unresolved Dispute with the Independent Accounting Firm. The Parties shall require that the Independent Accounting Firm enter into a reasonable engagement letter and customary confidentiality agreement with respect to the work papers and other documents and information provided to the Independent Accounting Firm pursuant to this Section 2.06.

(f) Within five (5) Business Days after the Aggregate Net Income Amount (and, accordingly each of the Swiss Aggregate Net Income Amount, the Dutch Aggregate Net Income Amount and the US Aggregate Net Income Amount) has become final and binding with respect to any month: (i) Baxter Swiss shall pay to Baxalta Swiss (if the Swiss Aggregate Net Income Amount is a positive number) or Baxalta Swiss shall pay to Baxter Swiss (if the Swiss Aggregate Net Income Amount is a negative number) the Swiss Aggregate Net Income Amount by wire transfer (or such other method of payment as may be agreed between Baxter Swiss and Baxalta Swiss) in Euros; (ii) Baxter Netherlands shall pay to Baxalta Netherlands (if the Dutch Aggregate Net Income Amount is a positive number) or Baxalta Netherlands shall pay to Baxter Netherlands (if the Dutch Aggregate Net Income Amount is a negative number) the Dutch Aggregate Net Income Amount by wire transfer (or such other method of payment as may be agreed between Baxter Netherlands and Baxalta Netherlands) in Euros; and (iii) Baxter US shall pay to Baxalta US (if the US Aggregate Net Income Amount is a positive number) or Baxalta US shall pay to Baxter US (if the US Aggregate Net Income Amount is a negative number) the US Aggregate Net Income Amount by wire transfer (or such other method of payment as may be agreed between Baxter US and Baxalta US) in Dollars; provided that if the amount related to any Deferred Local Baxalta Business is the subject of an Unresolved Dispute, the Swiss Aggregate Net Income Amount, the Dutch Aggregate Net Income Amount or the US Aggregate Net Income Amount, as applicable, calculated excluding only such entities that are the subject of such Unresolved Disputes shall be paid in accordance with this paragraph (with the Swiss Aggregate Net Income Amount, the Dutch Aggregate Net Income Amount or the US Aggregate Net Income Amount, as applicable, with respect to any entities subject to an Unresolved Dispute paid within five (5) Business Days after such amount has become final and binding).

Section 2.07 Late Payments. Any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within five (5) Business Days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the rate of 3% per annum, or the maximum legal rate, whichever is lower.

Section 2.08 Disclaimer of Representations and Warranties.

(a) EACH BAXTER PARTY (ON BEHALF OF ITSELF AND EACH OF THE APPLICABLE BAXTER LOCAL ENTITIES) AND EACH BAXALTA PARTY (ON BEHALF OF ITSELF AND EACH OF THE APPLICABLE BAXALTA LOCAL ENTITIES) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY TO THIS AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO IN ANY WAY AS TO: (I) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY; (II) ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH; (III) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; (IV) THE ABSENCE OF ANY DEFENSES TO OR RIGHT OF SETOFF AGAINST OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY PROCEEDING OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF EITHER PARTY; OR (V) THE LEGAL SUFFICIENCY OF ANY CONVEYANCE AND ASSUMPTION INSTRUMENTS TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING OF SUCH CONVEYANCE AND ASSUMPTION INSTRUMENTS. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE AND ASSUMPTION INSTRUMENT MAY PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ALL SECURITY INTERESTS; AND (B) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, AGREEMENTS, SECURITY INTERESTS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES AND PRODUCTS ARE PROVIDED ON AN “AS-IS” BASIS FOR PURPOSES OF THIS AGREEMENT, THAT EACH PARTY ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES PROVIDED HEREUNDER, AND THAT EACH PARTY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES AND PRODUCTS PROVIDED HEREUNDER, AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

(c) Each Baxter Party (on behalf of itself and each of the applicable Baxter Local Entities) and each Baxalta Party (on behalf of itself and each of the Baxalta Local Entities) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in this Section 2.08 is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both a Baxter Local Entity, on the one hand, and a Baxalta Local Entity, on the other hand, are jointly or severally liable for any Liability of the Deferred Baxalta Local Business or any other Liability of the Baxter Local Entity, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties, the Baxter Local Entities and the Baxalta Local Entities, as applicable.

ARTICLE III

TRANSFER OF DEFERRED BAXALTA LOCAL BUSINESSES

Section 3.01 General. With respect to the Deferred Baxalta Local Business of each Baxter Local Entity, on or before the Termination Date: (a) a Baxalta Party may exercise the right to obtain legal title to the Assets and the Liabilities of such Deferred Baxalta Local Business (whether by directly acquiring such Assets and Liabilities or as a result of acquiring from a Baxter Local Entity the equity interests of a Transferring Entity) from such Baxter Local Entity pursuant to Section 3.02; (b) a Baxalta Party may elect that such Assets and Liabilities of such Deferred Baxalta Local Business be transferred to a distributor pursuant to Section 3.03; or (c) at the request of a Baxalta Party, or in accordance with Section 3.04(b) and Section 3.04(c), the applicable Baxter Local Entity shall use commercially reasonable efforts to sell to a Third Party or wind-down the Assets and the Liabilities of such Deferred Baxalta Local Business on terms reasonably acceptable to the applicable Baxter Party and the applicable Baxalta Party (each of (a), (b) and (c), a “Local Closing”). A Baxalta Party shall only be entitled to initiate a Local Closing by providing the Baxter Parties at least ninety (90) days’ prior Notice of the anticipated date (which date shall not be later than the Termination Date) of consummation of such Local Closing; provided, however, that, except with respect to a Local Closing pursuant to Section 3.04, the actual closing date for any Local Closing shall be mutually agreed upon in advance between the Baxter Parties and the Baxalta Parties (the “Local Closing Date”).

Section 3.02 Transfer to Baxalta Local Entity.

(a) If a Baxalta Party initiates a Local Closing by electing to exercise its right to obtain legal title to the Assets and the Liabilities of the Deferred Baxalta Local Business from a Baxter Local Entity (whether by directly acquiring such Assets and Liabilities or as a result of acquiring from a Baxter Local Entity the equity interests of a Transferring Entity), such right may be transferred by the applicable Baxalta Party to a duly formed Baxalta Local Entity. At such Local Closing, the Baxter Local Entity holding, directly or as a result of its equity interest in the Transferring Entity holding, legal title to the Assets and Liabilities of the applicable Deferred Baxalta Local Business shall sell, transfer, convey and deliver to the applicable Baxalta Local Entity, and the applicable Baxalta Local Entity shall purchase and accept delivery of, all such Assets or equity interests and the applicable Baxalta Local Entity shall accept, assume and agree faithfully to perform, discharge and fulfill all such Liabilities in exchange for a purchase price, if required, equal to the fair market value of such Deferred Local Baxalta Business as of the Local Closing Date. The Conveyance and Assumption Instruments for a Local Closing shall be substantially in the same form as those used by Baxter and Baxalta or their respective Subsidiaries, as applicable, in connection with the contribution, assignment, transfer, conveyance and delivery of the Assets (including equity interests) and the transfer of the Liabilities of the Baxalta Business prior to the Distribution Date.

(i) The Parties agree that for the Deferred Baxalta Local Businesses of each of Baxter China, Baxter India, and Baxter Malaysia, Baxter Swiss shall form or acquire separate entities (“Baxalta China”, “Baxalta India” and “Baxalta Malaysia”) into which the Assets and the Liabilities of the Deferred Baxalta Local Business of each of Baxter China, Baxter India and Baxter Malaysia shall be transferred, respectively, prior to Baxter Swiss transferring the equity interests in each of Baxalta China, Baxalta India and Baxalta Malaysia to Baxalta Swiss.

(ii) The Parties agree that for the Deferred Baxalta Local Business of Baxter Brazil, Baxter Netherlands has formed an entity (“Baxalta Brazil”) into which the Assets and the Liabilities of the Deferred Baxalta Local Business of Baxter Brazil shall be transferred prior to Baxter Netherlands transferring the equity interests in Baxalta Brazil to Baxalta Netherlands.

(iii) Prior to the acquisition of the Assets and the Liabilities of any Deferred Baxalta Local Business of a Baxter Local Entity by a Transferring Entity, the Baxter Parties shall consult with and obtain the prior written consent of the Baxalta Parties in connection with the amount of any loan to be provided (each, a “Purchase Price Loan”) and the amount of equity to be injected into the Transferring Entity by a Baxter Party or such other Baxter Subsidiary designated by a Baxter Party to fund the purchase price to be paid by the applicable Transferring Entity for such Assets and Liabilities. To the extent that a Purchase Price Loan is provided by a Baxter Party or a Baxter Subsidiary designated by a Baxter Party, in addition to the equity interests of the Transferring Entity being transferred to a Baxalta Party or a Baxalta Local Entity upon the applicable Local Closing, the loan receivable Asset of the applicable Baxter Party or the applicable Baxter Subsidiary designated by a Baxter Party in connection with such Purchase Price Loan shall also be transferred to the applicable Baxalta Party or Baxalta Local Entity as part of the applicable Local Closing and such loan receivable Asset shall for purposes of this Agreement be considered an Asset of the Deferred Baxalta Local Business.

(b) Subject to Section 3.05, a Baxalta Party shall pay or cause a Baxalta Local Entity to pay the purchase price, if required, to the Baxter Local Entity (or a Baxter Party or such other Baxter Subsidiary designated by the applicable Baxter Party to the extent permitted by applicable Law) on the applicable Local Closing Date in accordance with payment instructions to be provided in writing by the applicable Baxter Party. The purchase price, if required, shall be paid in the local currency of the jurisdiction in which the applicable Baxter Local Entity selling the Assets and the Liabilities of the Deferred Baxalta Local Business (or the equity interests of the Transferring Entity) has its principal place of business (“Local Currency”), or such other currency as elected by the applicable Baxter Party if so permitted by applicable Law, by converting the applicable amount of Local Currency using (i) the Exchange Rate if the Parties mutually agree upon the purchase price or (ii) the corresponding exchange rate used by the Valuation Firm if the purchase price is determined by the Valuation Firm.

Section 3.03 Transfer to Distributor.

(a) If a Baxalta Party initiates a Local Closing by electing to exercise its right to appoint a distributor (which may include a Baxter Local Entity or other Baxter Subsidiary if such entity reaches a separate agreement with a Baxalta Party to be appointed as distributor) to operate the Deferred Local Baxalta Business, at such Local Closing, the Baxter Local Entity holding legal title to the Assets and Liabilities of the applicable Deferred Baxalta Local Business shall sell, transfer, convey and deliver to (i) the distributor, if the distributor is not a Baxter Local Entity or other Baxter Subsidiary or (ii) unless otherwise agreed by the Parties, a Baxalta Party or Baxalta Local Entity if the distributor is a Baxter Local Entity or other Baxter Subsidiary, and the applicable distributor or Baxalta Party or Baxalta Local Entity shall purchase and accept delivery of, all such Assets and the applicable distributor or Baxalta Party or Baxalta Local Entity shall accept, assume and agree faithfully to perform, discharge and fulfill all such Liabilities in exchange for a purchase price, if required, equal to the fair market value of such Deferred Local Baxalta Business as of the Local Closing Date, or, to the extent that not all of the Assets and Liabilities of the Deferred Local Baxalta Business are to be acquired by the distributor or a Baxalta Party or Baxalta Local Entity, the fair market value of the applicable Assets and Liabilities as of the Local Closing Date. If any Third Party distributor requires that the applicable Baxter Local Entity indemnify such distributor in connection with the purchase of the applicable Assets and the assumption of the applicable Liabilities of the Deferred Local Baxalta Business, then the applicable Baxalta Party shall indemnify, hold harmless and otherwise guarantee without limitation the applicable Baxter Local Entity for any actions or claims brought against such Baxter Local Entity by the distributor pursuant to such indemnification, provided, however, that the applicable Baxter Local Entity shall not provide any indemnification to any distributor without the prior written consent of a Baxalta Party.

(b) The purchase price shall be paid to the Baxter Local Entity (or a Baxter Party or such other Baxter Subsidiary designated by the applicable Baxter Party to the extent permitted by applicable Law) by or on behalf of (i) a Third Party distributor or (ii) a Baxalta Party or Baxalta Local Entity (if the distributor is a Baxter Local Entity or other Baxter Subsidiary) on the applicable Local Closing Date in accordance with payment instructions to be provided in writing by the applicable Baxter Party. The purchase price shall be paid at the election of the applicable Baxter Party by or on behalf of the distributor or the Baxalta Party or Baxalta Local Entity in the Local Currency, or such other currency as elected by the applicable Baxter Party if so permitted by applicable Law, by converting the applicable amount to Local Currency using (1) the Exchange Rate if the Parties mutually agree upon the purchase price or (2) the corresponding exchange rate used by the Valuation Firm if the purchase price is determined by the Valuation Firm.

(c) To the extent that not all of the Assets and Liabilities of the Deferred Local Baxalta Business of a Baxter Local Entity are acquired by the distributor or a Baxalta Party or Baxalta Local Entity in connection with a Local Closing pursuant to Section 3.03(a) and are not otherwise acquired and assumed by a Baxalta Party or a Baxalta Local Entity prior to the Termination Date, the applicable Baxter Party shall proceed to use commercially reasonable efforts in accordance with Section 3.04 to (i) sell to a Third Party the remaining Assets and Liabilities of the Deferred Local Baxalta Business or (ii) wind-down and liquidate all of the remaining Assets and pay (subject to Section 3.04(d)) all of the remaining Liabilities of such Deferred Baxalta Local Business which are not acquired or assumed (as applicable).

Section 3.04 Sale or Wind-Down.

(a) If, before the date that is ninety (90) days prior to the Termination Date, the Baxalta Parties initiate a Local Closing and request pursuant to Section 3.01(c) that the applicable Baxter Local Entity sell to a Third Party one or more of the Assets and Liabilities of a Deferred Baxalta Local Business or wind-down a Deferred Baxalta Local Business, then the following shall apply:

(i) the applicable Baxter Local Entity shall use commercially reasonable efforts in order to sell to a Third Party one or more of the Assets and Liabilities of the applicable Deferred Baxalta Local Business or wind-down the applicable Deferred Baxalta Local Business and liquidate all of the remaining Assets and pay (subject to Section 3.04(d)) all of the remaining Baxalta Liabilities of such applicable Deferred Baxalta Local Business; and

(ii) the applicable Baxalta Party shall use commercially reasonable efforts, and shall cooperate in good faith, to assist the applicable Baxter Local Entity with such sale or wind-down for the applicable Deferred Baxalta Local Business.

(b) If a Local Closing has not taken place pursuant to Section 3.02, Section 3.03 or Section 3.04(a) for any Baxter Local Entity on or before the Termination Date, or if the Baxalta Parties have not initiated a Local Closing for any Baxter Local Entity on or before the date that is ninety (90) days prior to the Termination Date in accordance with Section 3.01, then the Baxter Parties may deliver to the Baxalta Parties a Notice setting forth: (i) the name of the Baxter Local Entity or Baxter Local Entities holding any remaining Deferred Baxalta Local Business; (ii) the estimated fair market value of each such remaining Deferred Baxalta Local Business; and (iii) the nature of all Assets and Liabilities of each such remaining Deferred Baxalta Local Business.

(c) If the Baxalta Parties have not delivered the Baxter Parties a Notice, within ten (10) days of receiving the Notice from the Baxter Parties pursuant to Section 3.04(b), that one or more of the Baxalta Parties desires to acquire the Assets and the Liabilities of each such remaining Deferred Baxalta Local Business in accordance with Section 3.02, then the following shall apply:

(i) the applicable Baxter Local Entity shall proceed to use commercially reasonable efforts in order to sell to a Third Party one or more of the Assets and Liabilities of each applicable Deferred Baxalta Local Business or wind-down each Deferred Baxalta Local Business and liquidate all of the remaining Assets and pay (subject to Section 3.04(d)) all of the remaining Baxalta Liabilities of each such Deferred Baxalta Local Business;

(ii) the applicable Baxalta Party shall use commercially reasonable efforts, and shall cooperate in good faith, to assist the applicable Baxter Local Entity with such sale or wind-down for each applicable Deferred Baxalta Local Business;

(iii) except as set forth in Section 3.04(c)(i), the Baxter Parties and the Baxter Local Entities shall not be required to incur any Liability with respect to the Assets and Liabilities of each remaining Deferred Baxalta Local Business; and

(iv) until the sale, wind-down or liquidation of the remaining Assets or, as applicable, the Deferred Baxalta Local Businesses for which no Local Closing has occurred, the Aggregate Net Income Amount (and, accordingly the Swiss Aggregate Net Income Amount, the Dutch Aggregate Net Income Amount or the US Aggregate Net Income Amount, as applicable) shall continue to be calculated and satisfied monthly in the same manner as was required hereunder prior to the Termination Date.

(d) In the event of any sale, wind-down or liquidation of the Assets of any Deferred Baxalta Local Business pursuant to this Agreement that results in proceeds or Assets (i) in excess of the sum of (1) the cost of such sale, wind-down or liquidation and (2) the Baxalta Liabilities of each such Deferred Baxalta Local Business, the applicable Baxter Party shall pay such excess to a Baxalta Party to the extent it is able to remit outside of its jurisdiction of incorporation all or a part of such amount reasonably proximate to the time of completing such sale, wind-down or liquidation, and (ii) that are insufficient to satisfy the sum of (1) the cost of such sale, wind-down or liquidation and (2) the remaining Baxalta Liabilities of each such Deferred Baxalta Local Business, the Baxalta Parties shall promptly upon request by the Baxter Parties satisfy or cause a Baxalta Local Entity to satisfy the unpaid cost of such sale, wind-down or liquidation and such remaining Baxalta Liabilities (or reimburse or indemnify the Baxter Party or the applicable Baxter Local Entity elected by the Baxter Parties in respect of such cost and remaining Baxalta Liabilities).

Section 3.05 Local Closing Purchase Price.

(a) No later than sixty days (60) days prior to the anticipated date of a Local Closing, the Parties shall determine the fair market value for the Deferred Baxalta Local Business held by the applicable Baxter Local Entity or, to the extent that not all of the Assets and Liabilities of the Deferred Local Baxalta Business are to be acquired by the distributor with respect to a Local Closing pursuant to Section 3.03(a), the fair market value of the applicable Assets and Liabilities. If the Parties are unable to mutually agree upon such fair market value or mutually agree that such fair market value should be determined by an independent accounting or valuation firm, then no later than forty-five (45) days prior to the anticipated date of a Local Closing, the Parties shall engage a mutually agreeable independent accounting or valuation firm of recognized national standing (or such other firm as agreed by the Parties) to determine the fair market value for the Deferred Baxalta Local Business held by the applicable Baxter Local Entity (the “Valuation Firm”). The terms of the appointment and engagement of the Valuation Firm shall be as mutually agreed upon between the Baxter Parties and the Baxalta Parties. If the

Baxter Parties and the Baxalta Parties are unable to jointly select or mutually agree upon the appointment and engagement terms of the Valuation Firm, the Baxalta Parties shall select, appoint and engage the Valuation Firm. No report of the Valuation Firm shall be subject to dispute by the Parties except in the case of manifest error.

(b) If, pursuant to Section 3.05(a), the Baxalta Parties select, appoint and engage the Valuation Firm, then no later than fifteen (15) days prior to the Local Closing Date with respect to a Local Closing pursuant to Section 3.02(a) or Section 3.03(a), the Baxalta Parties shall deliver to the Baxter Parties (and the distributor with respect to a Local Closing pursuant to Section 3.03(a)) a report prepared by the Valuation Firm setting forth the fair market value in U.S. dollars and the applicable Local Currency for the applicable Deferred Baxalta Local Business or, to the extent that not all of the Assets and Liabilities of the Deferred Local Baxalta Business are to be acquired by the distributor with respect to a Local Closing pursuant to Section 3.03(a), the fair market value of the applicable Assets and Liabilities.

(c) In connection with the Local Closing involving the purchase of the equity interests of each of Baxalta China, Baxalta India and Baxalta Malaysia and, if applicable, the loan receivable Asset of Baxter Swiss in connection with a Purchase Price Loan, the amount equal to the purchase price payable pursuant to Section 3.02(b) by Baxalta Swiss to Baxter Swiss for each such Local Closing shall be deemed satisfied in full by Baxter Swiss reducing the outstanding principal and accrued interest payable by Baxter Swiss to Baxalta Swiss pursuant to a multicurrency revolving credit agreement dated March 27, 2014, from Baxalta Swiss to Baxter Swiss and the Parties agree that if the amount of the purchase price payable pursuant to Section 3.02(b) for any or all of such Local Closings exceeds or is less than the outstanding principal and accrued interest under such multicurrency revolving credit agreement, then no additional amounts shall be payable by Baxalta Swiss for such excess, and no amount shall be payable by Baxter Swiss for such shortfall.

(d) In connection with the Local Closing involving the purchase of (i) the equity interests of Baxalta Brazil and (ii) the applicable Assets and the assumption of the applicable Liabilities of any other Dutch Local Entity, whether by directly acquiring such Assets and Liabilities or as a result of acquiring from a Baxter Local Entity the equity interests of a Transferring Entity in the Dutch Group, on the Local Closing Date for such Local Closing, Baxter Netherlands shall remit to Baxalta Netherlands an amount equal to the purchase price paid by Baxalta Netherlands to Baxter Netherlands for such Local Closing pursuant to Section 3.02(b). The amount payable by Baxalta Netherlands to Baxter Netherlands pursuant to Section 3.02(b) may be set off against any amount payable by Baxter Netherlands to Baxalta Netherlands pursuant to this Section 3.05(d).

Section 3.06 Taxes.

(a) Subject to Section 3.06(b) and Section 3.06(c), any Income Taxes incurred by a Baxter Local Entity attributable to, resulting from, or arising out of, any gain attributable to the transfer of the Deferred Baxalta Local Business at the Local Closing shall be borne by the applicable Baxter Local Entity.

(b) If a Tax Authority challenges the purchase price for any Local Closing and, as a result of a subsequent Final Determination related thereto, additional Income Taxes are incurred by a Baxter Local Entity, the Baxter Parties shall provide the Baxalta Parties with Notice of the amount of such additional Income Taxes, together with any interest, fines, additions to Tax, penalties or additional amounts imposed by a Taxing Authority relating thereto (“Additional Income Taxes”), together with reasonably supporting documentary evidence thereof. Within thirty (30) days of receipt of such Notice, a Baxalta Party or a Baxalta Local Entity shall reimburse the Baxter Local Entity for the Additional Taxes; provided, however, that neither the Baxalta Parties nor any Baxalta Local Entity shall have any obligation to pay any additional purchase price as a result of such challenge and Final Determination. The Baxter Parties and the applicable Baxter Local Entity shall use commercially reasonable efforts to minimize any Additional Income Taxes.

(c) Upon the written request of the Baxalta Parties, the Baxter Parties shall use commercially reasonable efforts to (i) prior to the applicable Local Closing for the transfer of the Assets and the Liabilities of the Deferred Baxalta Local Business or the equity interests of a Transferring Entity in the Dutch Group, transfer such Assets and Liabilities or equity interests (the “Restructuring”) in a manner that results in Baxalta Netherlands being obligated, or permitted to satisfy the obligation, to pay any required purchase price in connection with such Local Closing and (ii) reduce any Income Taxes attributable to, resulting from, or arising out of the Restructuring (“Restructuring Income Taxes”). Within thirty (30) days of any payment by Baxter for any Restructuring Income Taxes incurred in connection with the Restructuring (but without modifying the responsibility for Income Taxes in connection with the subsequent Local Closing as set forth in Section 3.06(a), a Baxalta Party shall reimburse the Baxter Local Entities for such Restructuring Income Taxes to the extent Baxalta has consented in advance to the Restructuring and the estimated amount of the Restructuring Incomes Taxes to be incurred in connection therewith.

(d) Any Transfer Taxes together with any notarial and registry fees and recording costs imposed by any Tax Authority or other Governmental Authority arising or attributable to the transfer of the Deferred Baxalta Local Business at the Local Closing shall be borne by the party primarily responsible under applicable Law for such Transfer Taxes; provided, however, that the other party shall pay and be solely responsible for all Transfer Taxes that are recoupable by such party. To the extent that one party claims any exemptions from any Transfer Taxes, such party shall provide to the other party the appropriate exemption certificates or any other documentation that evidences such exemption. The Baxter Local Entity and the Baxalta Local Entity shall cooperate in timely making and filing all Tax Returns that may be required to comply with applicable Law relating to the Transfer Taxes.

ARTICLE IV

TERM

Section 4.01 Term. This Agreement shall become effective at the Effective Time and shall remain in effect for a term expiring on the earlier of (i) the date of the consummation of the last Local Closing for the applicable Baxter Local Entity and (ii) the Termination Date.

Section 4.02 Survival. The provisions of Section 2.06, Section 2.07, Section 2.08, Section 3.03(c), Section 3.04, Section 3.06, this Section 4.02, Article V and Article VI of this Agreement, any outstanding payment obligations under Article II and any outstanding payment and wind-down obligations under Article III shall survive the termination of this Agreement and shall remain in full force and effect thereafter.

ARTICLE V

DISPUTE RESOLUTION

Section 5.01 Dispute Resolution. Other than as set forth in Section 2.06, in the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), such Dispute shall be resolved: (a) first, by negotiation by the applicable local or functional leads (if applicable to any Dispute), and then (if there remains a Dispute) by discussions between the designated leaders of Baxter’s and Baxalta’s respective Project Management Offices related to the Separation, followed by (if there remains a Dispute) negotiation by and among the members of the Transition Committee, with the possibility of mediation as provided in Section 5.02; and (b) then, if negotiation and mediation fail, by binding arbitration as provided in Section 5.03. Each Party agrees on behalf of itself and each of its Subsidiaries that the procedures set forth in this Article V shall be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

Section 5.02 Negotiation and Mediation. If a Party serves written notice of a Dispute upon another Party (a “Dispute Notice”), the Parties will first attempt to resolve such Dispute by direct discussions and negotiation (including as set forth in Section 5.01 above). If the Parties to the Dispute agree, the Parties may also attempt to resolve the Dispute by a mediation administered by the International Institute for Conflict Prevention & Resolution (“CPR”) under its Mediation Procedure.

Section 5.03 Arbitration.

(a) If a Dispute is not resolved within forty-five (45) days (or later if mutually agreed by the Parties) after the service of a Dispute Notice, each Party shall have the right to commence arbitration. The arbitration shall be administered by the CPR pursuant to its Arbitration Rules and Procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto. The arbitration shall be before three (3) arbitrators. The Baxter Parties and the Baxalta Parties shall each designate one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules. The two party-appointed arbitrators will select the third, who will serve as the panel’s chair or president. This arbitration provision, and the arbitration itself, shall be governed by the laws of Delaware and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(b) Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Parties, promptly provide the other Parties with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of five (5) for each of the Baxter Parties and the Baxalta Parties and shall be held within forty-five (45) days of the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition shall be limited to a maximum of one day’s duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties shall not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration. Any Dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within sixty (60) days following the appointment of the arbitrators. All costs and fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery.

(c) The panel of arbitrators shall have no power to award non-monetary or equitable relief of any sort. The arbitrators shall have no power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement. The award of the arbitrators shall be final, binding and the sole and exclusive remedy to the Parties. Each Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction.

(d) If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of $25,000,000, then the arbitral award shall not be appealable and shall only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. §§ 1-16. In the event that the arbitration does result in an arbitral award, which imposes an injunction or a monetary award in excess of $25,000,000, such award may be appealed to a tribunal of appellate arbitrators via the CPR Arbitration Appeal Procedure.

(e) Except as may be required by Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties.

Section 5.04 Interim Relief. At any time during the resolution of a Dispute between the Parties, each Party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the Parties’ rights or to maintain the Parties’ relative positions until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

Section 5.05 Remedies. The arbitrators shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement nor any right or power to award punitive, exemplary or treble damages (or other multiple damages that are not actual damages).

Section 5.06 Expenses. Each Party shall bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute; provided, however, that, in the event of any arbitration pursuant to Section 5.03, the non-prevailing Party shall bear all costs, expenses and attorneys’ fees incurred in connection with such arbitration (including the fees of any arbitrator).

Section 5.07 Continuation of Commitments. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective Subsidiaries to, continue to honor all commitments under this Agreement to the extent required by this Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters related to such Dispute.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Incorporation by Reference. Article IX (other than Section 9.02) of the Separation and Distribution Agreement is hereby incorporated into this Agreement by reference and made applicable to the Parties hereto in such manner as the context requires in order to give effect to such provisions within this Agreement.

Section 6.02 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 6.03 Notice. Notwithstanding the foregoing, any Notice required hereunder shall be given, in addition to the Notices required under Section 9.05 of the Separation and Distribution Agreement, to a Baxter Party and a Baxalta Party at the following addresses. Each Party shall be permitted to change the addresses set forth below in the same manner as the parties to the Separation and Distribution Agreement are permitted to notify the other of a change of address under the Separation and Distribution Agreement.

If to a Baxter Party:

c/o Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Attn: General Counsel

E-mail: general_counsel@baxter.com

If to a Baxalta Party:

c/o Baxalta Incorporated

One Baxter Parkway

Deerfield, Illinois 60015

Attn: General Counsel

E-mail: general_counsel@baxalta.com

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

BAXTER WORLD TRADE CORPORATION		BAXALTA WORLD TRADE LLC

By:	/s/ James K. Saccaro	By:	/s/ Robert J. Hombach
Name:	James K. Saccaro	Name:	Robert J. Hombach
Title:	Authorized Representative	Title:	Corporate Vice President and Chief Financial Officer

BAXTER HEALTHCARE SA		BAXALTA GMBH

By:	/s/ Gerald Heritier	By:	/s/ Rebecca Binggeli
Name:	Gerald Heritier	Name:	Rebecca Binggeli
Title:	VP Human Resources	Title:	Director of EMEA and APAC Tax and Senior Tax Counsel

By:	/s/ Bernhard Kaumanns	By:	/s/ Valerie Gateaux
Name:	Bernhard Kaumanns	Name:	Valerie Gateaux
Title:	Medical Director EMEA	Title:	Finance Director

BAXTER HOLDING B.V.		BAXALTA HOLDING B.V.

By:	/s/ Deborah Brady	By:	/s/ Robertus de With
Name:	Deborah Brady	Name:	Robertus de With
Title:	Managing Director	Title:	Managing Director

[Signature Page to International Commercial Operations Agreement]

Schedule 1.01

Baxter Local Entities

Baxter Local Entity Company Name	Jurisdiction
Baxter Argentina S.A.	Argentina
Baxter Hospitalar Ltda.	Brazil
Baxter Healthcare Trading (Shanghai) Co., Ltd	China
Baxter Czech spol s.r.o	Czech Republic
Baxter (Hellas) EPE	Greece
Baxter Healthcare Limited	Hong Kong
Baxter (India) Private Limited Baxter Healthcare (Malaysia) Sdn Bhd Baxter Holding B.V.	India Malaysia The Netherlands
Baxter CIS B.V. Baxter Polska sp.z.o.o. Baxter ZAO	The Netherlands Poland Russia
Baxter AG	Switzerland
Baxter Healthcare SA Baxter Healthcare Limited	Switzerland Taiwan
Baxter Healthcare (Thailand) Company Limited	Thailand
Eczacibasi-Baxter Hastane Urunleri Sanayi ve Tricaret A.S. Baxter World Trade Corporation	Turkey United States

Each branch or representative office of a Baxter Local Entity to the extent that such branch or representative office has Assets or Liabilities related to the Deferred Baxalta Local Business.

Any other Baxter Subsidiary not listed on this Schedule 1.01 as determined by, and agreed between, the Baxter Parties and the Baxalta Parties, as being a Baxter Local Entity shall be treated as a Baxter Local Entity including any Baxter Subsidiaries in the following jurisdictions: Algeria, Bulgaria, Chile, Costa Rica, Ecuador, Estonia, Guatemala, Hungary, Latvia, Lithuania, Panama, Peru, Philippines, Romania, Slovakia, Slovenia, Tunisia and Venezuela.

Schedule 2.05(b)

Accounting Principles

1.	Defined Terms.

“Accounts Payable” means the aggregate value of all trade accounts payable resulting from sales of Baxalta Products or services by a Baxter Local Entity.

“Accounts Receivable” means the aggregate value of all accounts, notes and other receivables (net of any provision for doubtful debts) resulting from sales of Baxalta Products or services by a Baxter Local Entity, whether current or noncurrent, and any interest on such receivables.

“Aggregate Modified Net Working Capital Adjustment Amount” means, for each calendar quarter during the International Operations Transition Period, the sum of the Modified Net Working Capital Adjustment Amount for each Baxter Local Entity that is selling Baxalta Products (other than Eczacibasi-Baxter Hastane Urunleri Sanayi ve Tricaret A.S.), which such amount may be a negative number.

“Aggregate Net Income Amount” means (a) the sum of all Net Income Amounts in respect of each Deferred Baxalta Local Business for which a Local Closing has not occurred and for which such Net Income Amounts have not been included in the Aggregate Net Income Amount for a prior calendar month; plus (b) the sum of all Net Income Amounts in respect of each Deferred Baxalta Local Business for which a Local Closing has occurred but such Net Income Amounts have not been included in the Aggregate Net Income Amount for a prior calendar month; provided, however, that the Aggregate Net Income Amount calculated for the last calendar month of each calendar quarter during the International Operations Transition Period and the last calendar month of the International Operations Transition Period shall be increased by the absolute value of the Aggregate Modified Net Working Capital Adjustment Amount (if a negative number) or decreased by the Aggregate Modified Net Working Capital Adjustment Amount (if a positive number).

“Dutch Aggregate Net Income Amount” means the Aggregate Net Income Amount calculated solely for the Dutch Group.

“Inventory” means all inventories, wherever located, of Baxalta Products.

“Modified Net Working Capital” means, for each Baxter Local Entity that is selling Baxalta Products, (a) the sum of the Accounts Receivable and the Inventory of such Baxter Local Entity minus (b) the Accounts Payable of such Baxter Local Entity.

“Modified Net Working Capital Adjustment Amount” means, the sum of (a) for each Baxter Local Entity that is selling Baxalta Products other than the NWC Closing Baxter Local Entities, an amount equal to (1) the Modified Net Working Capital for such Baxter Local Entity as of the close of business on the last day of a calendar quarter minus (2) the Modified Net

Working Capital for such Baxter Local Entity as of the open of business on the first day of a calendar quarter and (b) for each NWC Closed Baxter Local Entity, an amount equal to (1) the Modified Net Working Capital for such NWC Closed Baxter Local Entity as of the close of business on the date of the Local Closing for such NWC Closed Baxter Local Entity minus (2) the Modified Net Working Capital for such NWC Closed Baxter Local Entity as of the open of business on the first day of a calendar quarter, which such amount may be a negative number and shall be converted from Local Currency to Euros or Dollars using the Exchange Rate in effect as of the end of the applicable calendar quarter.

“Net Income Amount” means, for each calendar month during the International Operations Transition Period, for each Baxter Local Entity:

the sum of:

(a)	(1) the aggregate amount of net sales of Baxalta Products; and

(2)	the aggregate amount of any other revenues directly attributable to the Deferred Baxalta Local Business, including intercompany adjustments as part of the Profit Determination;

minus the sum of:

(b)	(1) the aggregate amount of the standard cost of goods sold of Baxalta Products;

(2)	one hundred five percent (105%) of the aggregate amount of other cost of sales directly attributable to the Deferred Baxalta Local Business;

(3)	fifteen three-quarters percent (15.75%) of the aggregate amount of allocated other cost of sales of such Baxter Local Entity;

(4)	one hundred five percent (105%) of the aggregate amount of selling, general and administrative expenses directly attributable to the Deferred Baxalta Local Business;

(5)	fifteen three-quarters percent (15.75%) of the aggregate amount of allocated selling, general and administrative expenses of such Baxter Local Entity;

(6)	the aggregate amount of any other expenses directly attributable to the Deferred Baxalta Local Business, including intercompany adjustments as part of the Profit Determination; and

(7)	the Accrued Taxes;

provided; however; that for (x) any Baxter Local Entity that is not selling Baxalta Products, but is instead marketing and promoting Baxalta Products for another Baxter Local Entity pursuant to the terms of a services agreement and (y) Baxter Polska sp.z.o.o., the calculation of Net Income Amount shall include the items set forth in (b)(2) - (5) above for such Baxter Local Entity, but shall not include the items in (a)(2) and (b)(6) above in connection with the services fee paid pursuant to the terms of the applicable services agreement for either the Baxter Local Entity marketing and promoting, or the Baxter Local Entity selling, the Baxalta Products.

“NWC Closed Baxter Local Entity” means, for each calendar quarter, a Baxter Local Entity that is selling Baxalta Products for which a Local Closing has occurred during such quarter but on a date that is neither the first day of such calendar quarter nor the last day of such calendar quarter.

“Profit Determination” means the agreement between a Baxter Local Entity and Baxalta Swiss, as set forth in the applicable distribution agreement by and between such entities, in connection with any price adjustments for the purchase of Baxalta Products by the applicable Baxter Local Entity.

“Swiss Aggregate Net Income Amount” means the Aggregate Net Income Amount calculated solely for the Swiss Group.

“US Aggregate Net Income Amount” means the Aggregate Net Income Amount calculated solely for the US Group.

2.	In calculating each amount defined above in this Schedule 2.05(b), the following principles shall apply:

(a) Each profit and loss statement, balance sheet and Report provided in accordance with Section 2.06(a) shall be prepared in accordance with the principles set forth in this Schedule 2.05(b). Except to the extent inconsistent with the other principles and requirements set forth in this Schedule 2.05(b), each profit and loss statement, balance sheet and Report provided in accordance with Section 2.06(a) shall be prepared in accordance with the principles used in the Baxalta Pro Forma Balance Sheet, using GAAP applied on a basis consistent to the extent such Baxalta Pro Forma Balance Sheet was prepared in accordance with GAAP, and to the extent consistent therewith in accordance with Baxter’s historical accounting policies, procedures and conventions, and in each case with the same level of detail as used by Baxter in the preparation of Baxter’s monthly financial reporting package and the standard financial reports used by Baxter on the Distribution Date. Such financial statements and Reports shall include amounts specifically attributable to the Deferred Baxalta Local Business segregated in unique accounts within Baxter’s or the applicable Baxter Local Entity’s financial systems.

(b) The net income of the Deferred Baxalta Local Business of each Baxter Local Entity shall be converted from Local Currency to Euros or Dollars using the Exchange Rate in effect as of the end of the period for which net income is being determined.

(c) The (1) Accounts Receivable and Accounts Payable attributable to the Deferred Baxalta Local Business and (2) the Inventory of each Baxter Local Entity reflected in the balance sheet shall be calculated in accordance with the principles used in the Baxalta Pro Forma Balance Sheet, using GAAP applied on a basis consistent to the extent such Baxalta Pro Forma Balance Sheet was prepared in accordance with GAAP, and to the extent consistent therewith in accordance with Baxter’s historical accounting policies, procedures and conventions, and in each case with the same level of detail as used by Baxter in the preparation of Baxter’s monthly financial reporting package and the standard financial reports used by Baxter on the Distribution Date (determined on a country-by-country basis in Local Currency and converted from Local Currency to Euros or Dollars using the Exchange Rate in effect as of the date of such balance sheet).

(d) The Net Income Amount of Baxter Czech spol s.r.o and Baxter Polska sp.z.o.o. shall be calculated without regard to the indirect ownership by Baxalta of a portion of the equity interests in each of Baxter Czech spol s.r.o and Baxter Polska sp.z.o.o.

(e) The Net Income Amount of Baxter Argentina S.A. and Baxter de Venezuela C.A. shall be excluded from the calculation of the Aggregate Net Income Amount until such time as each entity is able to remit outside of Argentina and Venezuela, respectively, amounts collected following the Distribution Date directly attributable to its Deferred Baxalta Local Business other than amounts remitted for payment of Inventory (each, a “Distribution”). Following a Distribution, the Net Income Amount of Baxter Argentina S.A. or Baxter de Venezuela C.A., as applicable, for all calendar months since the date of the last Distribution shall each be included in the calculation of the next Aggregate Net Income Amount, up to a maximum amount equal to the applicable Distribution.

(f) The Net Income Amount of Eczacibasi-Baxter Hastane Urunleri Sanayi ve Tricaret A.S. included in the Aggregate Net Income Amount shall account for the less than one hundred percent (100%) ownership interest held by the applicable Baxter Subsidiary in such entity. If any revenues or expenses directly attributable to the Deferred Baxalta Local Business of Eczacibasi-Baxter Hastane Urunleri Sanayi ve Tricaret A.S. are not reflected in the profit and loss statement of Eczacibasi-Baxter Hastane Urunleri Sanayi ve Tricaret A.S. and instead are retained or incurred by a Baxter Party or other Baxter Subsidiary and are reflected in the profit and loss statement of such Baxter Party or other Baxter Subsidiary, then such revenues or expenses directly attributable to the Deferred Baxalta Local Business of Eczacibasi-Baxter Hastane Urunleri Sanayi ve Tricaret A.S. shall be treated as revenues and expenses of Eczacibasi-Baxter Hastane Urunleri Sanayi ve Tricaret A.S. for purposes of calculating the Net Income Amount of Eczacibasi-Baxter Hastane Urunleri Sanayi ve Tricaret A.S. and the profit and loss statement of the applicable Baxter Party or other Baxter Subsidiary on which such revenues or expenses are reflected shall be provided by the Baxter Parties pursuant to Section 2.06(a)(i).

(g) Any expenses incurred by a Baxter Local Entity incurred in connection with the vaccines business of Baxalta shall be included in the calculation of the Net Income Amount for such Baxalta Local Entity.

(h) The portion of the exchange gain or exchange loss incurred by a Baxter Local Entity that is attributable to the operation of the Deferred Baxalta Local Business shall be taken into account for purposes of calculating the Net Income Amount, Accounts Receivable, Accounts Payable and Inventory.

(i) In determining the amount of the Net Income Amount of any Deferred Baxalta Local Business, any Taxes accrued but unpaid attributable to such Deferred Baxalta Local Business (the “Accrued Taxes”) for such period shall be determined using the lower of the applicable statutory rate and the forecasted cash effective rate for the applicable Baxter Local

Entity for the then-current Tax year. All Taxes attributable to the operation of each Deferred Baxalta Local Business shall be calculated on a standalone basis. Except as provided below, no further adjustments shall be made for the difference, if any, between the Accrued Taxes for any Tax year and the actual amount paid with respect to such Taxes for such Tax year attributable to such Deferred Baxalta Local Business determined using the highest Tax rate of the applicable Baxter Local Entity (and not a rate determined solely for the Deferred Baxalta Local Business) (the “Actual Tax Amount”):

(1) within a reasonable period of time following the filing of the Tax Return by a Baxter Local Entity that includes the results of the Deferred Baxalta Local Business, in whole or in part, (i) if the Actual Tax Amount with respect to the Deferred Baxalta Local Business is greater than the Accrued Taxes during such Tax year, a Baxalta Party or an applicable Baxalta Local Entity shall pay a Baxter Party or an applicable Baxter Local Entity the amount of such difference, and (ii) if the Actual Tax Amount with respect to the Deferred Baxalta Local Business is less than the Accrued Taxes during such Tax year, a Baxter Party or an applicable Baxter Local Entity shall pay a Baxalta Party or an applicable Baxalta Local Entity the amount of such difference;

(2) if, as a result of a Final Determination, the Actual Tax Amount with respect to the Deferred Baxalta Local Business included in the applicable Tax Return of a Baxter Entity and used to calculate amounts paid pursuant to (i)(1) above is adjusted (the “Adjusted Actual Tax Amount”), then within thirty (30) days of the applicable Baxter Local Entity paying Tax or receiving a refund related to such adjustment, either through actual cash refund or payment, or by credit for or against the Baxter Local Entity’s account, (i) if the Adjusted Actual Tax Amount is greater than the Actual Tax Amount for such Baxter Local Entity for the applicable Tax year, a Baxalta Party or an applicable Baxalta Local Entity shall pay a Baxter Party or the applicable Baxter Local Entity the amount of such difference, and (ii) if the Adjusted Actual Tax Amount is less than the Actual Tax Amount for such Baxter Local Entity for the applicable Tax year, a Baxter Party or the applicable Baxter Local Entity shall pay a Baxalta Party or an applicable Baxalta Local Entity the amount of such difference; and

(3) all amounts paid by a Baxalta Party or an applicable Baxalta Local Entity or a Baxter Party or an applicable Baxter Local Entity pursuant to (i)(1) or (i)(2) above shall be paid in Euros or Dollars converted from Local Currency to Euros using the Exchange Rate in effect at the time such payment is made.

(j) If there is an Unresolved Dispute between the Parties in respect of any amount set forth in the Deferred Baxalta Business Report relating to the Baxalta Assets or Baxalta Liabilities of a Deferred Baxalta Local Business, the Net Income Amount in respect of such Deferred Baxalta Local Business shall be excluded from the calculation of the Aggregate Net Income Amount (and the Swiss Aggregate Net Income Amount, the Dutch Aggregate Net Income Amount or the US Aggregate Net Income Amount, as applicable) until such time as the dispute has been resolved in accordance with Section 2.04(b) or Section 2.06(d) and Section 2.06(e). Upon resolution of the dispute, the Net Income Amount in respect of the Deferred Baxalta Local Business for all calendar months since the Distribution Date shall each be included in the calculation of the next Aggregate Net Income Amount (and the Swiss Aggregate Net Income Amount, the Dutch Aggregate Net Income Amount or the US Aggregate Net Income Amount, as applicable).